Exhibit 99.1

Clene Reports Full Year 2021 Financial Results and Recent Operating Highlights

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Cash and restricted cash of $50.3 million as of December 31, 2021
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Visionary-MS Phase 2 Trial unblinded results expected 2H 2022
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Healey ALS Platform Trial top-line data expected 2H 2022
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COVID-19 Phase 2 Trial top-line results expected mid-year 2022

SALT LAKE CITY, March 11, 2022 -- Clene Inc. (Nasdaq: CLNN) along with its subsidiaries “Clene” and its wholly owned subsidiary Clene Nanomedicine Inc., a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease, today reported its full year 2021 operating and financial results, as well as an overview of fourth quarter 2021 and recent operating highlights.

“We exited 2021 with significant momentum, having made substantial clinical advancement across our portfolio of first-in-class nanotherapeutics,” said Rob Etherington, President and CEO of Clene. “This progress now has Clene positioned to achieve multiple clinical milestones in 2022, highlighted by the upcoming results from the HEALEY ALS Platform Trial. Positive results for CNM-Au8® in this study would be transformative for Clene, and more importantly, for people living with ALS.”

Fourth Quarter 2021 and Recent Operating Highlights

CNM-Au8®, a gold nanocrystal suspension, for the treatment of amyotrophic lateral sclerosis (ALS)

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Enrollment in the HEALEY ALS Platform Trial, led by the Sean M. Healey & AMG Center for ALS at Massachusetts General Hospital, was completed in November 2021, and top-line data are expected in the second half of this year.
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Top-line results from the RESCUE-ALS Phase 2 clinical trial were reported in November 2021. Results demonstrated clinically meaningful benefits in people with early ALS, including:
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Results showed the slowing of disease progression and improvements to patients’ quality of life. In addition, RESCUE-ALS demonstrated evidence for a potential long-term survival benefit from CNM-Au8®.
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Data from RESCUE-ALS were presented in the fourth quarter of 2021 at the 4th Annual ALS ONE Research Symposium and at a late-breaking session at the 32nd International Symposium on ALS/MND.
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Additional data including the significant survival benefit from the RESCUE-ALS open label extension will be presented at the upcoming Muscular Dystrophy Association Clinical & Scientific Conference this month and at a late breaker session at the upcoming American Academy of Neurology Annual Meeting in April.
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Clene continues to support expanded access programs, providing CNM-Au8® treatment at four clinical sites to more than 50 participants with ALS.

CNM-Au8® for the treatment of multiple sclerosis (MS)

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Clene has initiated a second cohort of the more severe non-active, progressive MS population in the REPAIR-MS Phase 2 clinical trial to confirm the robust target engagement demonstrated in the first cohort of relapsing MS patients in this trial.
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The VISIONARY-MS Phase 2 clinical trial will conclude early due to pandemic-related enrollment challenges. Clene will utilize the available data collected from up to 48 weeks of clinical visits to better understand the efficacy and safety profile of CNM-Au8® and to inform further clinical development in MS.
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Unblinded VISIONARY-MS data are targeted for the second half of 2022.
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Updated blinded interim data from VISIONARY-MS and results from REPAIR-MS Phase 2 trials were presented at the Americas Committee for Treatment and Research in Multiple Sclerosis Forum 2022 in February 2022.

CNM-ZnAg™ for the treatment of COVID-19

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The CNM-ZnAg COVID Phase 2 clinical trial achieved full enrollment in acutely symptomatic, non-hospitalized COVID-19 patients in Brazil. Top-line results are expected mid-year 2022.

Corporate Updates

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Morgan Brown was appointed Chief Financial Officer (CFO) effective February 1, 2022. Mr. Brown’s extensive experience in executive finance roles includes four publicly traded life science companies, three as CFO, and experience as the CFO of a privately held clinical research organization.
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Two key patents were granted and validated in Europe that protect Clene’s breakthrough processes, devices and methods for treating certain disease indications for its nanotherapeutic drugs. Clene was also granted a patent from the U.S. Patent and Trademark Office for CNM-Au8 for the treatment of MS.
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Clene announced a $1 million grant award from the Maryland Department of Housing and Community Development in support of the redevelopment of a 72,000 ft2 manufacturing facility in Elkton, Maryland, in anticipation of product commercialization.

Full Year 2021 Financial Results

Clene’s cash and restricted cash totaled $50.3 million as of December 31, 2021, compared to $59.3 million as of December 31, 2020. Clene expects that its resources as of December 31, 2021, will be sufficient to fund its operations into the second quarter of 2023.

Research and development expenses were $28.4 million for the year ended December 31, 2021, compared to $15.2 million for the same period in 2020. The year-over-year increase was primarily related to the development of CNM-Au8, rent expense for the newly-leased facility in Elkton, Maryland, and personnel and stock-based compensation due to increased headcount, partially offset by decreased manufacturing and materials expense.

General and administrative expenses were $22.0 million for the year ended December 31, 2021, compared to $5.2 million for the same period in 2020. The year-over-year increase was primarily attributable to costs related to being a public company and fees for professional services, technology services, and pre-commercialization activities for CNM-Au8, and personnel and stock-based compensation due to increased headcount.

Clene reported a net loss of $9.7 million, or $0.16 per share, for the year ended December 31, 2021, compared to a net loss of $19.3 million, or $1.10 per share, for the same period in 2020. Included in net loss for the year ended December 31, 2021, was an unrealized gain from the change in fair value of contingent earn-out liabilities of $37.5 million, compared to $14.1 million in the prior year period.

About Clene

Clene is a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease by targeting energetic failure, an underlying cause of many neurological diseases. The company is based in Salt Lake City, Utah, with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com or follow us on Twitter, LinkedIn and Facebook.

About CNM-Au8®

CNM-Au8 is an oral suspension of gold nanocrystals developed to restore neuronal health and function by increasing energy production and utilization. The catalytically active nanocrystals of CNM-Au8 drive critical cellular energy producing reactions that enable neuroprotection and remyelination by increasing neuronal and glial resilience to disease-relevant stressors. CNM-Au8® is a federally registered trademark of Clene Nanomedicine, Inc.

About CNM-ZnAg

CNM-ZnAg, a proprietary zinc-silver ionic solution, has demonstrated broad antiviral and antimicrobial activity.

Forward-Looking Statements

This press release contains “forward-looking statements” which are intended to be covered by the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Clene’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,”

“potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact	Investor Contact
Erica Fiorini, Ph.D., or David Schull	John Woolford
Russo Partners, LLC	Managing Director, Westwicke
Erica.fiorini@russopartnersllc.com	clene@westwicke.com
David.schull@russopartnersllc.com	+1-443-213-0506
+1-212-845-4253

Source: Clene Inc.

CLENE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Audited)

	Year Ended December 31,
	2021	2020
Revenue:
Product revenue	$570	$176
Royalty revenue	153	30
Total revenue	723	206
Operating expenses:
Cost of revenue	289	65
Research and development	28,416	15,204
General and administrative	21,996	5,151
Total operating expenses	50,701	20,420
Loss from operations	(49,978)	(20,214)
Other income (expense), net:
Interest expense	(870)	(950)
Gain on extinguishment of notes payable	648	—
Loss on extinguishment of convertibles notes payable	—	(540)
Gain on termination of lease	—	51
Change in fair value of preferred stock warrant liability	—	(14,615)
Change in fair value of common stock warrant liability	983	—
Change in fair value of derivative liability	—	29
Change in fair value of Clene Nanomedicine contingent earn-out	33,953	12,659
Change in fair value of Initial Stockholders contingent earn-out	3,589	1,465
Australia research and development credit	1,519	3,210
Other income (expense), net	(12)	34
Total other income (expense), net	39,810	1,343
Net loss before income taxes	(10,168)	(18,871)
Income tax benefit (expense)	428	(406)
Net loss	(9,740)	(19,277)

Other comprehensive income (loss):
Foreign currency translation adjustments	(92)	284
Total other comprehensive income (loss)	(92)	284
Comprehensive loss	$(9,832)	$(18,993)

Net loss per share-- basic and diluted	$(0.16)	$(1.10)
Weighted average common shares used to compute basic and diluted net loss per share	61,558,455	17,503,992

CLENE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Audited)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash	$50,288	$59,275
Accounts receivable	49	21
Inventory	41	191
Prepaid expenses and other current assets	4,205	3,502
Total current assets	54,583	62,989
Restricted cash	58	—
Right-of-use assets	3,250	1,029
Property and equipment, net	5,172	4,225
TOTAL ASSETS	$63,063	$68,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,923	$1,124
Accrued liabilities	3,610	3,960
Income tax payable	—	164
Deferred revenue from related parties	—	112
Operating lease obligations, current portion	347	194
Finance lease obligations, current portion	146	190
Clene Nanomedicine contingent earn-out, current portion	—	5,924
Total current liabilities	6,026	11,668
Operating lease obligations, net of current portion	4,370	1,785
Finance lease obligations, net of current portion	97	205
Notes payable	14,484	1,949
Convertible notes payable	4,598	—
Deferred income tax	—	260
Common stock warrant liability	474	—
Clene Nanomedicine contingent earn-out, net of current portion	18,100	46,129
Initial Stockholders contingent earn-out	2,317	5,906
TOTAL LIABILITIES	50,466	67,902
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value: 150,000,000 and 100,000,000 shares authorized at December 31, 2021 and December 31, 2020, respectively; 62,312,097 and 59,526,171 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	6	6
Additional paid-in capital	175,659	153,571
Accumulated deficit	(163,301)	(153,561)
Accumulated other comprehensive income	233	325
TOTAL STOCKHOLDERS’ EQUITY	12,597	341
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$63,063	$68,243